Exhibit 5.1

November 16, 2006	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com
eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, IL 60045

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
      We have represented eLoyalty Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (File No. 333-138509) (the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable upon exercise of rights (the “Rights”) to be distributed to holders of record of the Common Stock and the Company’s 7% Series B Convertible Preferred Stock, par value $0.01 per share, as of the record date for the rights offering (the “Rights Offering”).
      In that connection, we have reviewed originals or copies certified or otherwise identified to our satisfaction of (1) the Registration Statement, (2) the form of certificate representing the Rights, (3) the Certificate of Incorporation of the Company, (4) the By-Laws of the Company, (5) resolutions, minutes and records of the corporate proceedings of the Company with respect to the Rights Offering and the issuance of the shares of Common Stock upon exercise of the Rights, and (6) such other documents, certificates, corporate records, opinions and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.
      In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions hereinafter expressed which we did not independently establish or verify, we have relied, to the extent we deem such reliance proper and without independent investigation, upon certificates, statements and representations of officers and other representatives of the Company and upon certificates of public officials.
      Based on the foregoing, it is our opinion that the shares of Common Stock issuable upon exercise of the Rights are duly authorized, and when such shares are issued upon the exercise of Rights in accordance with their terms as described in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.
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Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.
Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Mayer, Brown, Rowe & Maw LLP
eLoyalty Corporation
November 16, 2006

      We are members of the Bar of the State of Illinois and the foregoing opinion is limited to the laws of the State of Illinois, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” therein.

Very truly yours,
/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP

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